Exhibit 99 (c)

December 27, 2002

Mr. Robert H. Swan

Dear Bob:

I am extremely pleased to extend to you this offer to join EDS as Executive Vice President and Chief Financial Officer reporting directly to me.  You will also be elected as an officer of the company at the February Board of Directors meeting.  I believe this position is a unique opportunity to contribute significantly to EDS' great future.  I am confident you will be a valuable member of our executive team.

Following is a summary of the compensation package we have developed for you and your family.

Total Cash Compensation

Your initial annual base salary will be $600,000 and is payable in twenty-four semimonthly payments.  We review executive base salary levels annually and you will be eligible for an increase on April 1, 2004.

In addition to your annual base salary, you will be eligible to participate in the EDS Executive Bonus Plan (EBP).  Your annual bonus target will be 100% of your base salary.  For 2003, we are delivering the EBP payout through both a stock option grant on February 10, 2003 (60% of your target bonus) and a normal EBP cash payout (40% of your target bonus).  Under the 2003 EBP, you will be awarded 18,000 stock options that vest 100% in one year and have a four-year term.  Additionally, the cash portion of your 2003 EBP target bonus will be $240,000.  The 2003 payout of this cash portion is based on individual and EDS' financial performance (EPS and free cash flow) for the year and can be funded at over 300% of your cash target.  However, we guarantee to pay you a minimum cash payout of $240,000 for 2003.  This guaranteed cash amount (and potentially a higher payout from the plan) will be paid at the same time annual EBP payouts are made (anticipated in January 2004).

Sign-on Awards

By February 14, 2003, we will pay you a cash sign-on bonus of $500,000, less applicable withholding.  This payment must be returned to EDS only if you voluntarily separate or are separated for cause before the end of 2003.

Additionally, on February 10, 2003 we will grant you EDS stock units with an equivalent value of $3 million on the date of grant.  The number of units will be based on the average high and low trade price of EDS stock for the day.  We can grant the units as either "restricted stock units" and/or as "deferred stock units" under the terms of our Executive Deferral Plan (EDP) -- the form of grant is your choice.  Regardless of the unit type you select, the vesting will be 25% annually over four years from the date of grant.

Annual Long-term Incentive Compensation Grants

EDS delivers annual long-term incentive compensation to its executives primarily through the granting of nonqualified stock option awards.  Annual stock option grants are typically made in February and the 2003 grant is scheduled for February 10, 2003.  Stock option awards are based on a combination of individual performance and the market level of long-term incentive compensation for the executive position.

On February 10, 2003, we will grant you 275,000 stock options under the provisions of our long-term incentive plan.  These stock options will vest 100% in four years, however half of the grant can vest after twelve months and the other half after twenty-four months if EDS' stock price increases by 30% and 50% respectively.  Based on the current Black-Scholes value of EDS stock options, this grant has an expected value of about $2.5 million.  Additionally, we will grant you 200,000 stock options at the same time and under the same terms of our 2004 long-term incentive compensation grant (expected to be first quarter 2004).

Employee/Executive Benefits and Perquisites

In order to become familiar with EDS' broad-based benefits available to all employees, we established access for you on the EDS employee benefit web site.  By linking to http://www.resources.hewitt.com/EDS/ you will be able to view our health & welfare and 401(k) savings plans.  We established this account for you using a default SSN and assigning you a temporary password.  We also saved a draft enrollment record to get you started.  Once you have accepted the offer, you will then be able to make your actual enrollment in our benefit plans via the same web site but utilizing your own SSN, date of birth and other personal data.

In addition to the standard benefits available to all EDS employees, you will be eligible to participate in the EDP and Supplemental Executive Retirement Plan (SERP).  The EDP allows you to defer up to 50% of your base salary and 100% of your EBP cash bonus.  Cash deferrals can be "invested" into either an interest only account or EDS deferred stock units.  EDS makes a $0.25 match on up to 15% of your base salary and 25% of your bonus if your deferrals are invested in deferred stock units.  EDS also makes-up any match from the 401(k) plan that is limited due to government regulations.  Both EDS matching contributions are made on December 31 in deferred stock units.

The SERP provides a retirement income benefit over and above what is provided in the company's qualified retirement plan and non-qualified restoration plan. Under the provisions of the SERP, a participant is vested in the plan when attaining age 55 and 70 points (points equal age plus service).  The benefit formula is based on final average earnings (base salary plus bonus) during the five-year period prior to retirement.

We are very pleased to offer you an additional 9 years of service under the SERP that become effective for vesting and benefit calculation purposes when you attain age 55.  Assuming a single life annuity, 5% salary increases and target bonus payouts, following estimates your total retirement income benefit:

Retirement Date	Age	Years of Service	Final Average Earnings	Annual Single Life Annuity
2/1/2017	55	23	$2,008,000	$599,000
2/1/2022	60	28	$2,563,000	$1,190,000
2/1/2024	62	30	$2,826,000	$1,528,000
2/1/2027	65	30	$3,271,000	$1,773,000

You are also eligible for reimbursement under our Executive Financial Counseling Program.  This benefit provides reimbursement up to $13,500 in year one and $7,500 annually for financial and estate planning.  It also provides you with unlimited reimbursement for your individual income tax return preparation.  You will also be eligible for benefits under our annual Executive Physical Examination Program.

You will also receive our standard Change of Control Agreement and participate in the Executive Severance Benefit.  Among other benefits, the Change of Control Agreement provides a cash separation benefit equal to three times base salary and bonus in addition to accelerated long-term incentive compensation vesting and any excise tax gross-up.  The Executive Severance Benefit provides a non-change of control involuntary separation cash benefit equal to two times base salary and target bonus in addition to accelerated long-term incentive compensation vesting and continued health care benefits for 18 months.

In addition, you will be eligible for four (4) weeks of vacation per calendar year starting in 2003.

To assist you in relocation from Cleveland to the Dallas/Fort Worth area, EDS will provide you a relocation package pursuant to EDS' Executive Relocation Policy.

In order to receive the compensation and equity grants described above, you must be employed by EDS at the time awards are made.  Most elements of the package are contingent on approval by the EDS Compensation and Benefits Committee of the Board of Directors.  This offer of employment is contingent on your execution of the required EDS employment forms, as well as successfully completing a Background Investigation, Drug Screening and execution of the EDS Code of Business Conduct.  All of these are standard EDS employment practices.

Along those same lines, the EDS Code of Business Conduct requires all employees to honor any agreements they may have with prior employers, including obligations regarding competition and/or the disclosure or use of proprietary information.  Accordingly, and as is our customary practice with senior level employees, EDS' offer of employment is contingent upon our reviewing and confirming that you are not party to any agreement(s) that would preclude you from discharging your proposed responsibilities at EDS.

If the terms in this letter are agreeable to you, please sign below and return it to me.  Please contact me or Mike Paolucci if you have any questions or need additional information about this offer.

We are very pleased about the prospect of you joining EDS.  We have an exciting future ahead of us and look forward to you becoming part of our winning team.

Sincerely,

/S/ RICHARD H. BROWN

Richard H. Brown

Chief Executive Officer

EDS

cc: Michael E. Paolucci

I ACCEPT THE TERMS OF EMPLOYMENT OUTLINED IN THIS LETTER.

/S/ ROBERT H. SWAN                                                           January 3, 2003

Robert H. Swan                                                                     Date